EXHIBIT 99.1

FOR IMMEDIATE RELEASE

NavSight Holdings, Inc. Announces Pricing of

$200,000,000 Initial Public Offering

New York, NY, September 9, 2020 — NavSight Holdings, Inc. (the “Company”) announced today the pricing of its initial public offering of 20,000,000 units at a price of $10.00 per unit. Each unit consists of one share of the Company’s Class A common stock and one-half of one redeemable warrant, with each whole warrant exercisable to purchase one share of Class A common stock at a price of $11.50 per share. The units will be listed on the New York Stock Exchange and trade under the ticker symbol “NSH.U” beginning September 10, 2020. Once the securities comprising the units begin separate trading, the Class A common stock and warrants are expected to be listed on the New York Stock Exchange under the symbols “NSH” and “NSH WS,” respectively.

Credit Suisse Securities (USA) LLC is acting as the sole book-running manager for the offering. The Company has granted the underwriter a 45-day option to purchase up to an additional 3,000,000 units at the initial public offering price to cover over-allotments, if any.

The offering is being made only by means of a prospectus. When available, copies of the prospectus related to this offering may be obtained from Credit Suisse Securities (USA) LLC, Attention: Prospectus Department, 6933 Louis Stephens Drive, Morrisville, NC 27560, Telephone: 1-800-221-1037, Email: usa.prospectus@credit-suisse.com.

A registration statement relating to the securities has been declared effective by the Securities and Exchange Commission (the “SEC”) on September 9, 2020. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About NavSight Holdings, Inc.

NavSight Holdings, Inc. is a newly organized blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue a business combination target in any business or industry, it intends to focus its search on identifying a prospective target business that provides expertise and technology to U.S. government customers in support of their national security, intelligence and defense missions.

Forward Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the “Risk Factors” section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the SEC. Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:

Jack Pearlstein

jack@navsight.com

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